Exhibit 10.4

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, New York 10019

April 6, 2005

Stile U.S. Acquisition Corp.,

Stile Acquisition Corp.,

c/o Masonite International Corporation
1600 Britannia Road East

Mississauga, Ontario L4W 1J2

Ladies and Gentlemen:

This letter serves to confirm the retention by Stile U.S. Acquisition Corp. and Stile Acquisition Corp. (the “Company”) of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) to provide management and advisory services to the Company and its affiliates (collectively, “Masonite”), as follows:

1.             The Company has retained us, and we hereby agree to accept such retention, to provide to Masonite, when and if called upon, certain management and advisory services of the type customarily performed by us. The Company agrees to pay us an annual fee equal to two million dollars ($2,000,000) (the “Annual Fee”), such fee to be increased at a rate of 5% annually, effective as of April 5 of each such year, payable in quarterly installments in advance at the beginning of each calendar quarter and commencing on the date hereof (such first payment to be made pro rata based on the number of days in the quarter remaining).

2.             In consideration for our services rendered in connection with the transactions contemplated by the Combination Agreement, dated as of December 22, 2004, as amended and restated on January 16, 2005 and as further amended and restated on February 17, 2005, between Stile Acquisition Corp., an Ontario corporation, and Masonite International Corporation (the “Combination Agreement”), which such services included, but were not limited to, financial advisory services and capital structure review, the Company agrees to also pay, on the date hereof, a one-time transaction fee to KKR in the amount of thirty million dollars ($30,000,000).

3.             We may also invoice the Company for additional fees in connection with acquisition or divestiture transactions or in the event that we, or any of our respective affiliates, perform services for Masonite above and beyond those called for by this agreement.

4.             In addition to any fees that may be payable to us under this agreement, the Company also agrees to reimburse us and our respective affiliates, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention and/or the transactions contemplated by the Combination Agreement, including travel expenses and expenses of our respective counsel and other advisors.

5.             The Company agrees to indemnify and hold us, our affiliates (including, without limitation, affiliated investment entities) and their and our respective partners, executives, officers, directors, employees, agents and controlling persons (each such person, including us, being an “Indemnified Party”) harmless from and against (i) any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding securities of Masonite or creditors or future creditors of Masonite), joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any activity contemplated by this agreement or our retention pursuant to, and our or our affiliates’ performance of the services contemplated by, this agreement and (ii) any and all losses, claims, damages and liabilities, joint, several or otherwise, related to or arising out of any action or omission or alleged action or omission related to the Company or any of its direct or indirect subsidiaries or the securities or obligations of any such entities. The Company will further reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising from any of the foregoing, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company; provided, however, that the Company will not be liable under the foregoing indemnification provision (and amounts previously paid that are determined are not required to be paid by the Company pursuant to the terms of this paragraph shall be repaid promptly) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from our willful misconduct or gross negligence. The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Masonite related to or arising out of our retention pursuant to, or our affiliates’ performance of the services contemplated by, this agreement except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence.

The Company also agrees that, without our prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which an Indemnified Party is an actual or potential party and in respect of which indemnification could be sought under the indemnification provision in the immediately preceding paragraph, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Promptly after receipt by an Indemnified Party of notice of any suit, action, proceeding or investigation with respect to which an Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will notify the Company in writing of the assertion of such claim or the commencement of such suit, action, proceeding or investigation, but the failure to so notify the Company shall not relieve the Company from any liability which it may have hereunder, except to the extent that such failure has materially prejudiced the

Company. If the Company so elects within a reasonable time after receipt of such notice, the Company may participate at its own expense in the defense of such suit, action, proceeding or investigation. Each Indemnified Party may employ separate counsel to represent it or defend it in any such suit, action, proceeding or investigation in which it may become involved or is named as a defendant and, in such event, the reasonable fees and disbursements of such counsel shall be borne by the Company; provided, however, that the Company will not be required in connection with any such suit, action, proceeding or investigation, or separate but substantially similar actions arising out of the same general allegations or circumstances, to pay the fees and disbursements of more than one separate counsel (other than local counsel) for all Indemnified Parties in any single action or proceeding. Whether or not the Company participates in the defense of any claim, the Company and we shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

If the indemnification provided for in clause (i) of the first sentence of this Section 5 is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages or liabilities (other than any losses, claims, damages or liabilities found in a final judgment by a court to have resulted from our willful misconduct or gross negligence), then the Company, on the one hand, in lieu of indemnifying such Indemnified Party, and KKR, on the other hand, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by Masonite on the one hand and KKR, solely in its capacity as an advisor under this agreement, on the other hand, in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Masonite on the one hand and KKR on the other, as well as any other relevant equitable considerations; provided, however, that in no event shall KKR’s aggregate contribution hereunder exceed the amount of fees actually received by it in respect of the transaction at issue pursuant to this agreement. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim. The Company and we agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph. The indemnity, contribution and expense reimbursement obligations that the Company has under this letter shall be in addition to any the Company or Masonite may have, and notwithstanding any other provision of this letter, shall survive the termination of this agreement.

6.             Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than Masonite’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

7.             We shall act as an independent contractor, with duties solely to Masonite. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

8.             This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

9.             This agreement shall continue in effect from year to year unless amended or terminated by the consent of all parties hereto.

10.           Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

11.           If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

12.           Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

13.           It is expressly understood that the foregoing paragraphs 2-6, 8, 11 and 12, in their entirety, survive any termination of this agreement.

14.           This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

Kohlberg Kravis Roberts & Co. L.P.

		By:	/s/ Paul Raether
Name: Paul Raether
Title: Member

AGREED TO AND ACCEPTED BY:

Stile Holding Corp.

By:	/s/ Tagar Olson
Name: Tagar Olson
Title: Vice President